UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

VERIZON COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	23-2259884
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1095 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
2.350% Fixed Rate Notes due 2028	New York Stock Exchange
3.000% Fixed Rate Notes due 2031	New York Stock Exchange
3.850% Fixed Rate Notes due 2041	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

DESCRIPTION OF THE NOTES

Maturity, Interest, Form and Ranking for the Notes

This description of notes relates to A$600,000,000 of our 2.350% Fixed Rate Notes due 2028, which will mature on March 23, 2028 (the “Notes due 2028”), A$500,000,000 of our 3.000% Fixed Rate Notes due 2031, which will mature on March 23, 2031 (the “Notes due 2031”) and A$150,000,000 of our 3.850% Fixed Rate Notes due 2041, which will mature on March 23, 2041 (the “Notes due 2041” and, together with the Notes due 2028 and the Notes due 2031, the “Notes”). We will pay interest on the Notes due 2028 semiannually in arrear at a rate of 2.350% per annum on March 23 and September 23 of each year, commencing September 23, 2021 up to, and including, the maturity date, to holders of record at 5:00 p.m. in the place where the register of noteholders is maintained on the March 15 and September 15 preceding such interest payment date. We will pay interest on the Notes due 2031 semiannually in arrear at a rate of 3.000% per annum on March 23 and September 23 of each year, commencing September 23, 2021 up to, and including, the maturity date, to holders of record at 5:00 p.m. in the place where the register of noteholders is maintained on the March 15 and September 15 preceding such interest payment date. We will pay interest on the Notes due 2041 semiannually in arrear at a rate of 3.850% per annum on March 23 and September 23 of each year, commencing September 23, 2021 up to, and including, the maturity date, to holders of record at 5:00 p.m. in the place where the register of noteholders is maintained on the March 15 and September 15 preceding such interest payment date. If interest or principal on the Notes is payable on a day that is not a day other than (i) a Saturday or Sunday, (ii) any day on which commercial banks are not open for business in The City of New York or Sydney or (iii) if a Note is to be held in a clearing system, any day on which any applicable clearing system in which the relevant Note is lodged is not operating (a “Business Day”), then we will make the payment on the next Business Day in such locations, and no additional interest will accrue as a result of the delay in payment.

The Notes are issued under our Note Deed Poll, dated July 28, 2017 (the “Deed Poll”), in registered uncertificated form and shall be in denominations of A$10,000. The terms and conditions of the Notes are set out in the section entitled “Conditions of the Notes” in the Information Memorandum dated July 28, 2017, as amended, supplemented, modified or replaced by the relevant pricing supplement.

The Notes are direct, unconditional, unsubordinated, unsecured and rank equally among themselves and with all of our other present and future unsecured and unsubordinated obligations, save for such as may be preferred by mandatory provisions of applicable law. The Deed Poll does not limit the amount of debt securities that may be issued and we may issue additional Notes in the future.

Optional Redemption of the Notes

We have the option to redeem all or some of each series of Notes (in whole) before their maturity date (any such date of redemption, an “Early Redemption Date”), on not less than 10 nor more than 60 days’ notice,

(i)

at any time prior to December 23, 2027 (3 months prior to maturity) (the “Notes due 2028 par call date”) with respect to the Notes due 2028, at any time prior to December 23, 2030 (3 months prior to maturity) (the “Notes due 2031 par call date”) with respect to the Notes due 2031 and at any time prior to September 23, 2040 (6 months prior to maturity) (the “Notes due 2041 par call date”) with respect to the Notes due 2041, at a redemption price equal to the Make-Whole Amount specified below, together with interest (if any) accrued but unpaid on it to (but excluding) the Early Redemption Date; and

(ii)

at any time on or after the Notes due 2028 par call date, the Notes due 2031 par call date and the Notes due 2041 par call date with respect to the Notes due 2028, the Notes due 2031 and the Notes due 2041, respectively, at a redemption price equal to each such Notes’ outstanding principal amount together with interest (if any) accrued but unpaid on it to (but excluding) the Early Redemption Date.

“Make-Whole Amount” means, with respect to each of the Notes due 2028, the Notes due 2031 and the Notes due 2041, respectively, an amount equal to the greater of:

(a)	the outstanding principal amount of the Note being redeemed at the Early Redemption Date; and

(b)

the present value at the Early Redemption Date of the Note being redeemed, calculated in accordance with the Reserve Bank of Australia Bond Formula for the calculation of the settlement price of fixed income securities (as published on March 23, 2021), where the yield that applies is:

(i)

the mid-market swap rate (expressed as a semi-quarterly coupon matched asset swap rate, referencing the semi-annual rate adjusted for the 6 month-3 month rate as applicable) calculated by ICAP Australia Pty Ltd (determined using linear interpolation as necessary) to the Notes due 2028 par call date, the Notes due 2031 par call date and the Notes due 2041 par call date, as applicable, as displayed on Bloomberg page ICAP<GO>, IAUS<GO>, 31<GO> (or the page titled ‘AUD Interest Rates Swaps’) or other electronic media at or around 10.00 am (Sydney time) three Business Days prior to the Early Redemption Date (Call); and

(ii)

if ICAP Australia Pty Ltd no longer calculates those rates (or if those rates are not displayed by Bloomberg), the rate determined by the calculation agent to be appropriate having regard to market rates and sources then available, and in the case of either sub-paragraph (i) or (ii), plus 0.200% with respect to the Notes due 2028, plus 0.200% with respect to the Notes due 2031 and plus 0.250% with respect to the Notes due 2041.

Paying Agent, Calculation Agent and Registrar for the Notes

BTA Institutional Services Australia Limited (ABN 48 002 916 396), a wholly-owned subsidiary of the Bank of New York Mellon (“BTA”), is acting as paying agent, calculation agent and registrar for the Notes. We may appoint a successor agent if BTA is removed or resigns.

Clearing Systems and Settlement

The Notes are traded through Austraclear Ltd (ABN 94 002 060 773) (“Austraclear”) in accordance with the rules and regulations of the clearing and settlement system operated by Austraclear in Australia (the “Austraclear System”). All Notes held in the Austraclear System are registered in the name of Austraclear. If Austraclear is recorded in the register as the holder of the Notes, each person in whose security record (as defined in the Austraclear Regulations) a Note is recorded is taken to acknowledge in favor of us, the registrar and Austraclear that (a) the registrar’s decision to act as the registrar of that Note is not a recommendation or endorsement by the registrar or Austraclear in relation to that Note, but only indicates that the registrar considers that the holding of the Note is compatible with the performance by it of its obligations as registrar and (b) the holder of the Note does not rely on any fact, matter or circumstance contrary to this.

Transactions relating to interests in the Notes may also be carried out through the clearing and settlement system operated by Euroclear Bank SA/NV (“Euroclear”) or the clearing and settlement system operated by Clearstream Banking S.A. (“Clearstream, Luxembourg”). Interests in the Notes traded in the Austraclear System may be held for the benefit of Euroclear or Clearstream, Luxembourg. In these circumstances, entitlements in respect of holdings of interests in Notes in Euroclear would be held in the Austraclear System by a nominee of Euroclear (currently HSBC Custody Nominees (Australia) Limited) and entitlements in respect of holdings of interests in Notes in Clearstream, Luxembourg would be held in the Austraclear System by a nominee of Clearstream, Luxembourg (currently J.P. Morgan Nominees Australia Pty Limited).

The rights of a holder of interests in a Note held through Euroclear or Clearstream, Luxembourg are subject to the respective rules and regulations for accountholders of Euroclear and Clearstream, Luxembourg, the terms and conditions of agreements between Euroclear and Clearstream, Luxembourg and their respective nominee and the rules and regulations of the Austraclear System. In addition, any transfer of interests in a Note, which is held through Euroclear or Clearstream, Luxembourg will, to the extent such transfer will be recorded on the Austraclear System, be subject to the Corporations Act 2001 of Australia (the “Corporations Act”) and the rules and regulations of the Austraclear System. Furthermore, for the issue and transfer of any Note within Australia, the aggregate consideration payable must be at least A$500,000 (or its equivalent in an alternative currency and, in either case, disregarding moneys lent by the offeror or its associate) or such issue and transfer must not otherwise require disclosure to investors under Parts 6D.2 or 7.9 of the Corporations Act. For the issue and transfer of any Note outside Australia, the aggregate consideration payable must be at least A$200,000.

We are not responsible for the operation of the clearing arrangements which is a matter for the clearing institutions, their nominees, their participants and the investors.

Currency Conversion

Payments of principal, interest and additional amounts, if any, on the Notes will be payable in Australian dollars (“AUD”). If a holder of a Note receives an amount other than in AUD, then it may convert the amount received into AUD (even though it may be necessary to convert through a third currency to do so) on the day and at such rates (including spot rate, same day value rate or value tomorrow rate) as it reasonably considers appropriate. The holder of a Note may deduct its usual costs in connection with the conversion. We satisfy our obligation to pay in AUD only to the extent of the amount of AUD obtained from the conversion after deducting the costs of the conversion.

Redemption for Taxation Reasons

The Notes may be redeemed at our option, in whole but not in part, prior to their maturity date, at any time on giving not less than 30 nor more than 60 days’ notice (which notice shall be irrevocable), at their outstanding principal amount as of the date of redemption, together with interest accrued to, but excluding, the date fixed for redemption, if:

(i)

we have or will become obliged to pay additional amounts with respect to the Notes as provided or referred to under “Withholding Taxes” below as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision thereof or taxing authority therein or thereof affecting taxation, or any change in official position regarding application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States), or any other action taken by any taxing authority or a court of competent jurisdiction in the United States, whether or not such action was taken or made with respect to us, or any change, amendment, application or interpretation shall be officially proposed, which becomes effective on or after March 23, 2021, and we, in our business judgment, determine that such obligation cannot be avoided by us taking reasonable measures available to us;

provided that, we may only do so if:

(a)

prior to the publication of any notice of redemption for taxation reasons, we deliver to the registrar a certificate signed by two of our duly authorized officers stating that we are entitled to effect such redemption for taxation reasons and setting forth a statement of facts showing that the conditions precedent to our right to redeem have occurred and an opinion of independent legal advisers or tax consultants of recognized standing to the effect that we have or will, in all material probability, become obliged to pay such additional amounts as a result of such change or amendment; and

(b)

we have given not less than 30 days nor more than 60 days’ notice to the registrar, the holders of Notes, each other Agent and any stock or securities exchange or other relevant authority on which the Notes are listed, quoted and/or traded; and

(c)	no notice of redemption is given earlier than 90 days before the earliest date on which we would be obliged to pay additional amounts.

Withholding Taxes

If a law requires us to withhold or deduct an amount in respect of taxes from a payment in respect of the Notes such that the holder would not actually receive on the due date the full amount provided for under the Notes, then:

(i) we agree to deduct the amount for the taxes (and any further withholding or deduction applicable to any further payment due under paragraph (ii) below); and

(ii) if the amount deducted or withheld is in respect of taxes imposed by the United States or any political subdivision thereof or any authority therein or thereof having power to tax, we will pay such additional amounts so that, after making the deduction and further deductions applicable to additional amounts payable under the Notes, each holder that is not a U.S. Person (as defined below) is entitled to receive (at the time a payment is due) the amount it would have received if no such deductions or withholdings had been required to be made.

For purposes of this section, the term “U.S. Person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

No additional amounts shall be payable on any Note with respect to:

(a)

any taxes that would not have been imposed but for the existence of any present or former connection between the holder of the Note (or between a fiduciary, settlor, beneficiary of, or a person holding a power over, the holder, if the holder is an estate or trust, or a member or shareholder of the holder, if the holder is a partnership or corporation) and the United States, including, without limitation, that holder (or that fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen, resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having or having had a permanent establishment in the United States;

(b)	any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar taxes;

(c)

any taxes imposed on foreign personal holding company income or by reason of the holder’s or beneficial owner’s past or present status as a personal holding company, controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(d)	any taxes which are payable otherwise than by withholding or deducting from a payment on such Note;

(e)	any taxes required to be withheld or deducted by any paying agent from any payment on such Note if that payment can be made without such withholding or deduction by any other paying agent;

(f)

any taxes which would not have been imposed, withheld or deducted but for the failure of a beneficial owner or any holder of such Note or any other person to comply with any requirement or request to satisfy certification, identification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with Australia or the United States of the beneficial owner or any holder of the Note that such beneficial owner or holder is legally able to deliver (including, but not limited to, the requirement to provide IRS Forms W-8BEN, W-8BEN-E, Forms W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty);

(g)

any taxes imposed on a holder who actually or constructively owns more than 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the United States Internal Revenue Code of 1986 (as amended, the “Internal Revenue Code”) or that is a controlled foreign corporation that is related to us;

(h)

any taxes imposed as a result of the holder’s failure to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a Note, if such compliance is required by statute or regulation of the United States, as a precondition to relief or exemption from those taxes; or

(i)	any combination of the above.

In addition, we will not pay any additional amounts to any holder of Notes who is a fiduciary, partnership, a limited liability company or a holder other than the sole beneficial owner of that payment to the extent that a beneficiary or settlor with respect to that fiduciary, a member of that partnership, an interest holder in such limited liability company or a beneficial owner of the payment would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the holder of those Notes.

Notwithstanding any other provision of the Notes, we shall be entitled to make such withholding or deduction and shall have no obligation to gross up any payment under the Notes or to pay any additional amount referred to above or other amount for such withholding or deduction if we, or any other person through whom payments on the Notes are made, are required to withhold or deduct amounts under or in connection with, or in order to ensure compliance with the Foreign Account Tax Compliance Act (“FATCA”).

Except as specifically provided in this section, we will not be required to make any payment with respect to any tax imposed by any government or any respective political subdivision or any taxing authority therein or thereof, as a consequence of the initial issuance of Notes.

Changes to the Terms of the Notes

The Deed Poll provides that certain matters require the unanimous consent of all holders of the Notes including (i) a reduction in the principal amount, (ii) a change in the maturity or (iii) reducing the interest rate. Any matter not requiring unanimous consent may be passed by more than 50% of the votes cast at a meeting at which the requisite quorum is present or without a meeting if holders of more than 50% of the outstanding principal amount of the Notes agree in writing. We may also amend certain conditions of the Notes without the consent of the holders, including if the amendment is administrative or technical, to comply with the law or to cure an ambiguity.

Events of Default

An event of default means, with respect to the Notes, any of the following:

•	failure to pay interest on the Notes for 90 days after payment is due;

•	failure to pay principal or other redemption amount on the Notes when due;

•	failure to perform any other covenant or warranty for 90 days after notice to us; and

•	certain events of bankruptcy, insolvency and reorganization.

If an event of default (other than an event of bankruptcy, insolvency or reorganization) occurs with respect to the Notes and is continuing, any holder of the Notes may, by written notice to us, declare such Notes held by that holder to be immediately due and payable. Any notice given by a holder declaring the Notes due shall become effective, and all Notes then outstanding shall become immediately due and payable at their redemption amount, together with accrued interest (if any) to the date of repayment, when we have received such notices from holders holding not less than 25% in aggregate principal amount of the Notes then outstanding, unless, prior to the time we receive notice in respect of such aggregate amount, the situation giving rise to the notice has been cured.

At any time after a notice given by a holder as described above becomes effective and before the situation giving rise to the notice has been cured or a judgement or decree for payment of monies owing has been obtained, the notice may be rescinded and annulled by written notice to us from holders holding not less than 50% in aggregate principal amount of the Notes then outstanding, provided that:

(i)

we have paid to the holders of the Notes all overdue interest on the Notes and any related coupons, together with accrued interest (if any) and the principal of the Notes that have become due otherwise than by such notice described above, together with accrued interest (if any); and

(ii)

the situation giving rise to any other events of default with respect to the Notes has been cured or waived by holders holding not less than 50% in aggregate principal amount of the Notes then outstanding.

If an event of default that is an event of bankruptcy, insolvency or reorganization occurs, all Notes then outstanding shall automatically, and without any declaration or other action on the part of any holder or any other person, become immediately due and payable.

Notification

If an event of default (or, an event which, after notice and lapse of time, would become an event of default) occurs, we must within 90 days after becoming aware of it, unless such default has been cured, notify the registrar of the occurrence of the event (specifying details of it) and use its reasonable endeavors to ensure that the registrar promptly notifies, the relevant holders, each other agent and any stock or securities exchange or other relevant authority on which such Notes are listed, quoted and/or traded, provided that;

(i)

in the case of an event of default due to our failure to pay interest on the Notes for 90 days after payment is due or our failure to pay principal or other redemption amount on the Notes when due, we are not required to give notice if and so long as we in good faith determine that the withholding of notice is in the interests of holders of the Notes; and

(ii)

in the case of an event of default due to our failure to perform any other covenant for 90 days after notice to us, we are not to give notice until at least 60 days after becoming aware of the event of default.

We must promptly notify the registrar once we have received notices from holders holding 25% or more in aggregate principal amount of the Notes then outstanding and use our reasonable endeavors to ensure that the registrar promptly notifies the relevant holder, each other agent and any stock or securities exchange or other relevant authority on which the Notes are listed, quoted and/or traded of the occurrence of the event.

Certain U.S. Federal Income Tax Considerations

The following is a discussion of certain U.S. federal income tax considerations that may be relevant to a beneficial owner of a Note that is a non-resident alien individual or a foreign corporation, or any other person, that is not subject to U.S. federal income taxation on a net income basis in respect of the Notes (a “Non-U.S. Holder”). This discussion deals only with Notes held as capital assets by Non-U.S. Holders. This summary does not deal with Notes with a maturity date of longer than 30 years from the date on which they are issued. It does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of the Notes by investors in light of their specific circumstances. In particular, this discussion does not address certain former citizens or residents of the United States, non-resident alien individuals present in the United States for 183 days or more during the taxable year, “controlled foreign corporations” or “passive foreign investment companies,” entities taxed as partnerships or partners therein, or persons otherwise subject to special treatment under the Internal Revenue Code.

This summary is based upon the provisions of the Internal Revenue Code, the United States Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any other U.S. federal tax considerations (such as gift or estate tax) or any state, local or non-U.S. tax considerations. Prospective holders of Notes should consult their own tax advisers about the tax consequences of the purchase, ownership and disposition of the Notes in light of their particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of any changes in applicable tax laws.

Interest on the Notes

Except in the circumstances described in the sections entitled “Information Reporting and Backup Withholding” and “FATCA” below, payments of interest (and original issue discount, if any) on Notes owned by a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax, provided that, in the case of Notes having a term to maturity of greater than 183 days, (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us through stock ownership, (iii) such Non-U.S. Holder certifies under penalty of perjury that it is a Non-U.S. Holder (usually by providing an IRS Form W-8BEN or W- 8BEN-E) or provides other appropriate documentation to the applicable withholding agent, and (iv) the Notes do not provide for interest that is contingent on any of our receipts, sales, income, profits, or other cash flow or those of a person related to us, on any dividends, partnership distributions, or similar payments made by us or a person related to us, or on any change in value of any of our property or property of a person related to us.

Sale or other Taxable Disposition of the Notes

Except in the circumstances described in the section entitled “Information Reporting and Backup Withholding” and “FATCA” below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale, exchange, redemption, retirement or other disposition of a Note.

Information Reporting and Backup Withholding

Payments of interest on Notes owned by a Non-U.S. Holder (including additional amounts, if any), and gross proceeds from the sale or redemption of such Notes within the United States or through certain U.S.- related financial intermediaries, generally are subject to information reporting and backup withholding unless the Non-U.S. Holder certifies under penalty of perjury that it is a Non-U.S. Holder (usually by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such Non U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the United States Internal Revenue Service (the “IRS”).

Payments of interest on a Note to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments generally must be reported annually to the IRS and to such Non-U.S. Holder, regardless of whether withholding is required.

FATCA

Under the U.S. tax rules known as FATCA, a Non-U.S. Holder of the Notes will generally be subject to 30% U.S. withholding tax on payments made on (and, after December 31, 2018, gross proceeds from the sale or other taxable disposition of) Notes having a term to maturity greater than 183 days if the Non-U.S. Holder (i) is, or holds its Notes through, a foreign financial institution that has not entered into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or, if it is subject to an intergovernmental agreement between the United States and a foreign country, that has been designated as a “nonparticipating foreign financial institution”, or (ii) fails to provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. The future adoption of, or implementation of, an intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements. If any taxes were to be deducted or withheld from any payments in respect of the Notes as a result of a beneficial owner or intermediary’s failure to comply with the foregoing rules, no additional amounts will be paid on the Notes as a result of the deduction or withholding of such taxes. Prospective holders of Notes should consult their own tax advisers on how these rules may apply to their investment in the Notes.

Each noteholder or holder of an interest in a Note may be required to provide the registrar with information with respect to its FATCA status.

On December 31, 2018, the IRS proposed regulations, upon which taxpayers can rely, that eliminate FATCA withholding on gross proceeds.

Common Reporting Standard

The OECD Common Reporting Standard for Automatic Exchange of Financial Account Information (“CRS”) will require certain financial institutions to report information regarding certain accounts (which may include the Notes) to their local tax authority and follow related due diligence procedures. Noteholders may be requested to provide certain information and certifications to ensure compliance with the CRS. A jurisdiction that has signed a CRS Competent Authority Agreement may provide this information to other jurisdictions that have signed the CRS Competent Authority Agreement.

Certain Australian Tax Considerations

The following is a summary of certain Australian withholding tax matters, at the date of issuance, in relation to the Notes. It is a general guide and should be treated with appropriate caution. Prospective holders of Notes who are in any doubt as to their tax position should consult their professional advisers on the tax implications of an investment in the Notes for their particular circumstances.

Australian Interest Withholding Tax

So long as we continue to be a non-resident of Australia and the Notes issued by us are not attributable to a permanent establishment of our company in Australia, payments of principal and interest made under Notes issued by us should not be subject to Australian interest withholding tax.

Other Australian Tax Matters

Under Australian laws as presently in effect:

•

death duties – no Notes will be subject to death, estate or succession duties imposed by Australia, or by any political subdivision or authority therein having power to tax, if held at the time of death;

•	stamp duty and other taxes – no ad valorem stamp, issue, registration or similar taxes are payable in any Australian State or Territory on the issue, transfer or redemption of any Notes;

•

other withholding taxes on payments in respect of Notes – so long as we continue to be a non-resident of Australia and do not carry on business at or through a permanent establishment in Australia, the tax file number requirements of Part VA of the Income Tax Assessment Act 1936 of Australia and section 12-140 of Schedule 1 to the Taxation Administration Act 1953 of Australia should not apply to us;

•

supply withholding tax – payments in respect of the Notes can be made free and clear of the “supply withholding tax” imposed under section 12-190 of Schedule 1 to the Taxation Administration Act 1953 of Australia; and

•

GST – neither the issue nor receipt of the Notes will give rise to a liability for goods and services or similar tax imposed in Australia (the goods and services or similar tax imposed in Australia, collectively known as “GST”) in Australia on the basis that the supply of Notes will comprise either an input taxed financial supply or (in the case of an offshore subscriber) a supply that is outside the scope of GST law. Furthermore, neither the payment of principal or interest by us, nor the disposal of the Notes, would give rise to any GST liability in Australia.

Item 2. Exhibits.

Exhibit No.	Description

1	Note Deed Poll, dated July 28, 2017 and excerpts from the Information Memorandum dated July 27, 2017 and the relevant Pricing Supplements, each dated March 19, 2021.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Verizon Communications Inc.

Date: July 15, 2021	By:	/s/ William L. Horton, Jr.
William L. Horton, Jr.
Senior Vice President, Deputy General Counsel and Corporate Secretary